Sheet1

CMA Tax-Exempt Fund
File Number: 811-3111
CIK Number: 320281
For the Period Ending: 03/31/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended March 31, 2001.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date
04/12/2000	$6,300	Volusia Cty Fl Hlth/Wed	5.00%	11/01/2015
04/19/2000	38,440	Harris Co TX Hlth Facs	4.30	02/15/2027
04/19/2000	8,400	Long Island NY Pwr Auth	4.20	05/01/2033
04/24/2000	25,000	Long Island NY Pwr Auth	4.85	04/01/2025
05/17/2000	32,000	Long Island NY Pwr Auth	5.00	05/01/2033
05/18/2000	14,400	Long Island NY Pwr Auth	3.70	05/01/2033
05/24/2000	7,000	Harris Co TX Hlth Facs	5.00	02/15/2027
05/30/2000	10,360	Harris Co TX Hlth Facs	4.35	02/15/2027
06/23/2000	28,360	Harris Co TX Hlth Facs	5.05	02/15/2000
07/13/2000	17,900	Harris Co TX Hlth Facs	5.00	02/15/2027
08/10/2000	5,000	Lincoln County Wyo	4.50	11/01/2014
09/20/2000	12,400	Grand Forks ND Hlth Dly	5.00	12/01/2025
09/20/2000	31,000	Idaho Health Facs	5.00	07/01/2030
09/20/2000	13,000	Long Island NY Pwr Auth	5.00	05/01/2033
09/20/2000	14,100	South Fork Mun Auth Pa	5.00	07/01/2028
10/04/2000	4,300	Harris Co TX Hlth Facs	5.00	02/15/2027
10/19/2000	35,800	Long Island NY Pwr Auth	5.00	05/01/2033
12/13/2000	50,100	Coastal Bend, TX	5.00	08/15/2028
01/17/2001	22,000	Kansas St Dept Trans Hwy	5.00	09/01/2020
01/17/2001	33,850	Long Island NY Pwr Auth	5.00	05/01/2033
01/17/2001	25,440	Harris Co TX Hlth Facs	5.00	02/15/2027
01/17/2001	9,000	Harris Co TX Hlth Facs	5.00	02/15/2027
01/22/2001	53,640	Harris Co TX Hlth Facs	5.00	02/15/2027
01/22/2001	40,000	Harris Co TX Hlth Facs	5.00	02/15/2027

Last Updated on 05/29/2001
By Win95 User